Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corporation
(516) 536-5850 ext: 3109 randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORP. REPORTS
THIRD QUARTER 2009 RESULTS

OCEANSIDE, New York. –November 12, 2009 –American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and nine months ended September 30, 2009, the highlights of which are as follows:

•
Company-wide net income increased approximately 61% for the three months ended September 30, 2009 as compared to same period last year and increased approximately 55% for the nine months ended September 30, 2009 as compared to same period last year.

•	Company has built up cash on hand in excess of $5,500,000 at September 30, 2009 and now has working capital of approximately $8,900,000.

•
Company executes agreement with Apria Healthcare Group Inc. to form a strategic alliance in which the two companies will collaborate to provide personal emergency response systems. Under the new agreement, AMAC will be Apria’s exclusive provider of PERS products and services.

Revenues for the quarter ended September 30, 2009, consisting primarily of monthly recurring revenues (MRR), increased 5% to $10,121,804 as compared to $9,671,087 for the same period in 2008.  Net income for the quarter ended September 30, 2009 increased 61% to $744,145 or $.08 per diluted share as compared to $461,534 or $.05 per diluted share for the same period in 2008.

Revenues for the nine months ended September 30, 2009 increased 2% to $29,536,343, as compared to $28,846,153 for the same period in 2008.  Net income for the nine months ended September 30, 2009 increased 55% to $2,125,780 or $0.22 per diluted share as compared to net income of $1,371,917 or $0.14 per diluted share for the previous year. Net Income for the trailing twelve months ended September 30, 2009 and 2008 was $2,193,464 and $1,689,252 respectively, representing an increase of 30%. Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the nine months ended September 30, 2009 increased 16% to $6,723,948 as compared to $5,780,627 for the same period in 2008.  EBITDA for the trailing twelve months ended September 30, 2009 and 2008 was $8,045,690 and $7,611,341.

The Company continues to generate positive operating cash flow and at September 30, 2009 had a cash balance of $5,546,314, as compared to $2,473,733 at December 31, 2008.  Along with this, the Company had working capital of $8,919,179 as of September 30, 2009, compared to $5,886,000 at December 31, 2008, representing a 52% increase.  The Company also reduced its long-term debt by $1,518,282 during the period from December 31, 2008 to September 30, 2009.

The Company anticipates it will exceed its earnings guidance of $2,750,000 issued on July 30, 2009 by approximately 4% while revenue guidance of $40,750,000 is projected to fall short by approximately 2%. The adjustment to the revenue guidance is primarily the result in the delay of the commercial release of the MedSmart medication and management system.  Due to the Company’s ability to operate at higher operating margins than anticipated, the Company is able to forecast greater earnings results despite the revenue shortfall.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained, “The third quarter operating metrics including net earnings, EBITDA and cash flow further validate that our current book of recurring revenue is capable of generating substantial profitability. As we indicated last quarter, management’s primary focus is now directed at revenue enhancement.

AMAC has established a compelling value proposition as a provider of remote patient monitoring products and healthcare communication services. Nationally respected healthcare entities and technology players are recognizing AMAC as a company to collaborate with because of either the full spectrum of our monitoring portfolio and/or strength of our communication center infrastructure.  Most recently, Apria Healthcare chose to work exclusively with AMAC for the provision of PERS service to offer our monitoring solution to their vast patient population.  MedSmart™, our medication adherence and reporting system is now commercially available and receiving positive reviews from our first customers. We plan to market this innovative product through multiple business to business and direct to consumer channels. We expect MedSmart to become an incremental revenue growth driver for HSMS in 2010. Our TBCS group is also proving the value proposition of providing customer centric, hospital based and clinical trial call center support to the pharmaceutical industry and large hospitals.

Concurrently, we also continue to work on refining and deploying a low cost telehealth solution whereby we can direct the collective data from both medication adherence and vital signs capture and report cumulative information to clinical professionals in a useful and efficient format. We believe that the duality of this data set will prove most helpful for providers to manage large numbers of patients with a variety of chronic conditions including CHF, hypertension, asthma and diabetes in efficient fashion.”

Rhian continued, “As we all wait to see the final details of the federal government’s proposed healthcare reform, we believe AMAC has uniquely positioned itself to succeed and prosper because of the following:

•	The onset of a rapidly growing aging population will increase the prevalence of chronic illness.
•	Today’s healthcare system is grossly unprepared for millions of baby boomers about to become eligible for Medicare.
•	There is an increasing demand for inexpensive, high touch solutions to connect healthcare practitioners to patients to obtain quality healthcare and promote adherence.

We believe the scope of new revenue generation that can arise from these opportunities, when added to our current, stable and profitable book of recurring revenue, allows us to look forward with optimism to 2010.”

The Company invites investors and others to listen to the conference call live over the Internet or by dialing in to (877) 407-9205 at 10:30 a.m. ET.

What:	American Medical Alert Corp. Third Quarter 2009 Results
When:	Thursday November 12, 2009 10:30 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=151913
How:	Log on to the web at the address above, and click on the audio link or dial in (877) 407-9205 to participate.

Following the conference call, the webcast will be available on the VCall website at http://www.investorcalendar.com/IC/CEPage.asp?ID=151913.  The financial information presented in the webcast will also be available at http://amac.com/press.cfm.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight US based, communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect, and Phone Screen to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability.  Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks.  The projected results are in part dependent on the accuracy of management’s estimation of projected revenues of its newly introduced Med-Smart product. While management believes that its current estimates are reasonable, revenue projections for newly introduced products are inherently less reliable due to a lack of sales history.

Statements of income for the three and nine months ended September 30, 2009 and 2008 and balance sheets as of September 30, 2009 and December 31, 2008 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	9/30/2009	9/30/2008	9/30/2009	9/30/2008

Revenues	$10,121,804	$9,671,087	$29,536,343	$28,846,153

Cost of Goods Sold	4,670,545	4,553,222	13,855,052	13,913,681
Selling, General & Administrative Costs	4,245,159	4,356,924	12,238,349	12,630,836
Interest Expense	17,330	57,205	61,632	224,073
Other Expenses (Income)	(72,375)	(77,798)	(222,470)	(247,354)

Income before Provision for Income Taxes	1,261,145	781,534	3,603,780	2,324,917

Net Income	$744,145	$461,534	$2,125,780	$1,371,917

Net Income per Share
Basic	$0.08	$0.05	$0.22	$0.15
Diluted	$0.08	$0.05	$0.22	$0.14

Basic Weighted Average
Shares Outstanding	9,495,036	9,439,592	9,472,938	9,421,121

Diluted Weighted Average
Shares Outstanding	9,756,468	9,689,775	9,689,676	9,702,142

CONDENSED BALANCE SHEET
		September 30,	December 31,
		2009	2008
		(Unaudited)
ASSETS

Current Assets		$13,753,579	$10,054,379
Fixed Assets – Net		9,061,106	10,169,907
Other Assets		13,537,245	14,141,978

Total Assets		$36,351,930	$34,366,264

Current Liabilities		$4,834,400	$4,168,379
Deferred Income Tax		1,285,000	1,208,000
Long-term Debt		1,550,000	2,815,000
Other Liabilities		686,768	623,708

Total Liabilities		$8,356,168	$8,815,087

Stockholders’ Equity		27,995,762	25,551,177
Total Liabilities and Stockholders’ Equity		$36,351,930	$34,366,264

Earnings before interest, taxes and depreciation and amortization for the nine months and trailing twelve months ended September 30, 2009 and 2008.

		Add:		Less:
	9/30/09	12/31/2008	Subtotal	9/30/2008	Total

Net Income	2,125,780	1,439,601	3,565,381	1,371,917	2,193,464
Add Backs:
Taxes	1,478,000	1,007,000	2,485,000	953,000	1,532,000
Interest	61,632	279,451	341,083	224,073	117,010
Depreciation & Amort.	3,058,536	4,376,317	7,434,853	3,231,637	4,203,216

EBITDA	6,723,948				8,045,690

		Add:		Less:
	9/30/08	12/31/2007	Subtotal	9/30/2007	Total

Net Income	1,371,917	1,514,232	2,886,149	1,196,897	1,689,252
Add Backs:
Taxes	953,000	1,146,000	2,099,000	913,000	1,186,000
Interest	224,073	481,166	705,239	375,605	329,634
Depreciation & Amort.	3,231,637	4,302,118	7,533,755	3,127,300	4,406,455

EBITDA	5,780,627				7,611,341

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